Exhibit (e)

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

This Amended and Restated Agreement (“Agreement”) dated June 30, 2020 by and between John Hancock Variable Insurance Trust (formerly, Manufacturers Investment Trust) (the “Trust”), on behalf of each of the portfolios of the Trust listed in Appendix A (the “Portfolios”), and John Hancock Distributors, LLC (formerly, Manulife Financial Securities LLC) (the “Distributor”).

WHEREAS, the Trust is a Massachusetts business trust which is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and sells its shares to insurance company separate accounts to which net premiums, contributions and considerations under variable insurance and annuity products (“Variable Products”) have been allocated for investment in the Trust (“Eligible Separate Accounts”) and to other shareholders eligible to purchase shares of the Trust pursuant to applicable Internal Revenue Code provisions (“Eligible Shareholders”);

WHEREAS, the Trust has divided its shares into series, each representing a different Portfolio, and further divided each series into three classes of shares (Series I, Series II and Series III), and has adopted a distribution plan in respect of each of each class of shares of each Portfolio pursuant to Rule 12b-l under the 1940 Act (the “12b-l Plans”);

WHEREAS, the Trust desires the Distributor to act as principal underwriter with respect to each class of shares of the Portfolios;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

NOW, THEREFORE, the Trust and the Distributor agree as follows:

1.         The Trust hereby appoints the Distributor as principal underwriter and distributor of the shares of the Trust, to sell shares of the Trust as agent for the Trust, and the Distributor hereby accepts that appointment.

2.         In its capacity as principal underwriter and distributor, and acting as principal and not as agent for the Trust, the Distributor is authorized, from time to time, to enter into separate written agreements regarding the sale of the shares of the Trust, on terms and conditions not inconsistent with this Agreement or the 12b-l Plans, with affiliated and unaffiliated insurance companies which have Eligible Separate Accounts, with their affiliated broker-dealers and with Eligible Shareholders (“Participation Agreements”) and with broker-dealers with respect to sales to Eligible Shareholders (“Selling Agreements”). The Trust shall not pay any compensation pursuant to Participation Agreements or Selling Agreements; the Distributor shall determine in its sole discretion the compensation, if any, to be paid by it pursuant to Participation Agreements and Selling Agreements.

3.         Purchases and redemptions of each class of shares of each Portfolio shall be at the net asset value therefor as described in the Trust’s Prospectus and Statement of Additional Information. Trust shares may be sold or transferred only to Eligible Separate Accounts and Eligible Shareholders and as may otherwise be approved by the Trust’s Board of Trustees.

4.         For services rendered and expenses borne as principal underwriter and distributor, the Distributor shall receive no compensation from the Trust other than the fees payable by the Trust on behalf of each of the Portfolios to the Distributor pursuant to the 12b-l Plans. This Agreement does not obligate the Distributor to bear any expense of the Trust which the Trust is obligated to bear under the terms of its Advisory Agreement with John Hancock Variable Trust Advisers LLC.

5.         The Distributor shall furnish to the Trust, at least quarterly, reports as to the sales of Trust shares made pursuant to this Agreement.

6.         This Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by a majority of the Trustees of the Trust who are not interested persons of the Trust or the Distributor and who have no direct or indirect financial interest in the l 2b-l Plans (or any agreement thereunder) (the “Independent Trustees”) and by the Trustees of the Trust. This Agreement may be terminated at any time in its entirety or with respect to one or more Portfolios without penalty by a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Trust.

7.         This Agreement shall terminate automatically if it shall be assigned.

8.         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is given hereby that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Portfolio.

9.         Indemnification.

(a)	The Trust agrees to indemnify, defend and hold the Distributor, its officers, and Trustees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the 1934 Act, free and harmless from and against any and all claims, demands or liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, Trustees or any such controlling persons may incur under the 1933 Act, the 1934 Act, or under common law or otherwise, arising out of or based upon (i) any untrue statement of a material fact contained in the Trust’s Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading,
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except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement, (ii) any untrue statement of a material fact contained in the Trust’s advertisement or sales literature or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in such advertisement or sales literature or (iii) any action taken or omitted by the Trust prior to the date of this Agreement. The Distributor agrees to comply with all of the applicable terms and provisions of the 1934 Act.

(b)	The Distributor agrees to indemnify, defend, and hold the Trust, its officers, Trustees, employees shareholders and agents, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its Trustees, officers, employees, shareholders and agents, or any such controlling person may incur under the 1933 Act, the1934 Act or under common law or otherwise arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement necessary to make such information not misleading.

(c)	A party seeking indemnification hereunder (the “Indemnitee”) shall give prompt written notice to the party from whom indemnification is sought (“Indemnitor”) of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of such written assertion or claim shall not relieve the Indemnitor of any liability arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Agreement and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (“conflict of interest”), the Indemnitor shall have the right to select separate counsel to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the
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Indemnitee shall bear the fees and expenses of additional counsel retained by it except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.”

10.       The Distributor will provide the Trust with its written compliance policies and procedures as required by Rule 38a-1 (“Rule 38a-l policies and procedures”) for the approval by the Board of Trustees of the Trust. The Distributor’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1, and which include the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach- Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (“Federal Securities Laws”).

11.       The Distributor will promptly provide the Trust’s Chief Compliance Officer with any material changes that have been made to the Distributor’s Rule 38a-1 policies and procedures.

12.       The Distributor agrees to cooperate with the Trust in the annual review of the Distributor’s Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Trust to determine the adequacy of the Distributor’s Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). The Distributor also agrees to cooperate with the Trust in any interim reviews of the Distributor’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Trust’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Distributor’s Rule 38a-1 policies and procedures satisfactory to the Trust ‘ s Chief Compliance Officer.

13.       The Distributor will provide the Trust with ongoing, direct, and immediate access to the Distributor’s compliance personnel and shall cooperate with the Trust’s Chief Compliance Officer in carrying out the Trust obligations under Rule 38a-1 to oversee the compliance program of the Distributor.

14.       The Distributor will promptly notify Trust in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to the Distributor’s Rule 38a-1 policies and procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance

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Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by the Distributor (or its officers, directors, employees, or agents); (2) a violation of the Distributor’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of the Distributor’s Rule 38a-1 policies and procedures.

15.       The Distributor (and anyone acting under the direction of the Distributor) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

16.       Execution. This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JOHN HANCOCK VARIABLE INSURANCE TRUST
By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

JOHN HANCOCK DISTRIBUTORS, LLC
By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer
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APPENDIX A

All Trust Portfolios

A-1